EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Forms S-3 (File Nos. 333-262262, 333-275671 and 333-279285), Forms S-8 (File Nos. 333-239998 and 333-275699), and Forms S-1 (File Nos. 333-249068, 333-267975, 333-251530, 333-275973, and 333-280790) of our report dated March 31, 2025 with respect to the audited financial statements of CNS Pharmaceuticals, Inc. (the “Company”) appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2024.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

March 31, 2025